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Exhibit 99.1
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NEWS RELEASE


Contact:  Bob Cardon, Dynatronics Corp.
          800-874-6251, or 801-568-7000


                    Dynatronics Acquires Six Key Distributors
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                  Company Revenues Projected to Jump 80 Percent

         Salt Lake City, Utah (July 2, 2007) - Dynatronics Corporation (NASDAQ:
DYNT) today announced that on June 30, 2007 and July 2, 2007, Dynatronics acquired six of its key independent distributors; Rajala Therapy Sales Associates of Pleasanton, California; Responsive Providers, Inc. of Houston, Texas; Therapy and Health Care Products, Inc. of Girard, Ohio; Cyman Therapy, Inc. of Detroit, Michigan; Al Rice and Associates, Inc. of Jeffersonville, Indiana; and Theratech, Inc. of Minneapolis, Minnesota.

         The acquisition of the six companies is anticipated to increase Dynatronics' earnings, excluding any one-time assimilation expenses during the first half of fiscal 2008. Adding sales of these distributors is expected to increase overall Dynatronics' revenue for the Company's fiscal year ending June 30, 2008 by an estimated 80%.

         "We are thrilled to join forces with six of our top dealers," stated Kelvyn H. Cullimore Jr., company chairman and president. "Each of these dealers represents, in our opinion, the best rehab products sales force in the territories they serve. Importantly, these acquisitions provide competitive advantages and form a vital part of Dynatronics' strategic plans to strengthen distribution channels and improve company performance."

         The six dealers generated approximately $19 million in combined revenues in 2006. After adjusting for the direct sales of Dynatronics products to these dealers, Dynatronics' overall revenues are expected to increase by an estimated $15,000,000. The total consideration paid for the six separately-negotiated acquisitions was approximately $8.3 million comprised of approximately $3.3 million in cash and 4.6 million shares of Dynatronics' common stock.

         "We've worked closely with most of these dealers for two decades to provide quality products to the physical medicine marketplace," said Larry K. Beardall, executive vice-president of sales and marketing. "The relationships built over the years have paid off and we can now enjoy the increased efficiencies, synergies and the benefits of vertical integration working through a direct sales force in approximately 20 states."

         "We are very pleased to be part of the Dynatronics team," stated John Rajala, president of Rajala Therapy Sales, the largest of the independent distributors. Dynatronics' leadership in the therapy market for the past two decades is an important factor in our decision to join the company. We look forward to helping grow Dynatronics' sales and profitability in the future."

         Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

         This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, availability of third-party component parts and products, inventory risks due to shifts in market demand, changes in product mix, market demand for the company's products and the risk factors listed from time to time in the company's SEC reports including, but not limited to, the report on Form 10-KSB for the year ended June 30, 2006, and its subsequent quarterly reports on Form 10-QSB.






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